Exhibit (a)(1)

Riverstone Networks, Inc.

OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK

The Offer and Withdrawal Rights Expire
at 5:00 p.m., Pacific Time, on November 14, 2002 Unless the Offer Is Extended.

Riverstone Networks, Inc. (“Riverstone,” “we,” or “us”) is offering to exchange all options to purchase shares of our common stock outstanding under the Riverstone Networks, Inc. 2000 Equity Incentive Plan (Amended and Restated) (the “Stock Option Plan”) for replacement options that we will grant under the Stock Option Plan. In some cases, holders of certain options may elect to receive a cash payment equal to $0.50 multiplied by  1/4 of the aggregate number of shares underlying the tendered option (rounded down to the nearest whole share), less any applicable withholding taxes or charges. We are making this offer to current employees, other than executive officers and directors, upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying Election/Rejection/Change in Election Form (which together, as they may be amended from time to time, constitute the “Offer”).

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If the exercise price per share under your option is less than $2.50, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-1 exchange ratio (that is, one replacement option share for one tendered option share).

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If the exercise price per share under your option is greater than or equal to $2.50 but less than $5.00, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-1.5 exchange ratio (that is, one replacement option share for one and one-half tendered option shares).

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If the exercise price per share under your option is greater than or equal to $5.00 but less than $7.50, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-2 exchange ratio (that is, one replacement option share for two tendered option shares).

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If the exercise price per share under your option is greater than or equal to $7.50 but less than $10.00, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-3 exchange ratio (that is, one replacement option share for three tendered option shares).

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If the exercise price per share under your option is greater than or equal to $10.00, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-4 exchange ratio (that is, one replacement option share for four tendered option shares).

No fractional shares will be subject to the replacement options and any fractional amounts resulting from the applicable exchange ratio will be rounded down to the nearest whole share.

Alternatively, if you hold an option with an exercise price per share greater than or equal to $10.00, you may elect to receive a cash payment equal to $0.50 multiplied by  1/4 of the aggregate the number of shares underlying the tendered option (rounded down to the nearest whole share), less any applicable withholding taxes or charges.

If there is a change in our capitalization such as a stock split, reverse stock split, stock dividend or other similar event prior to the Replacement Grant Date, which results in an increase or decrease in the number of issued and outstanding shares without receipt of consideration by us, an appropriate adjustment will be made to the number of shares subject to each replacement option. However, no adjustment would be made to the aggregate amount of any cash payment for which you are eligible and elect to receive.

We will grant the replacement options on the date of the first meeting of the compensation committee of Riverstone’s board of directors held as soon as practicable after at least six months and one day after the date we cancel the options accepted for exchange (the “Replacement Grant Date”). We will make the cash payments in the payroll period immediately following the Replacement Grant Date. If you choose to participate by tendering any of your Riverstone stock options, you must exchange all options which were granted to you within six months prior to October 15, 2002 (the initial date of this Offer), regardless of the exercise price per share underlying such options, and all options with an exercise price per share greater than or equal to $5.00. If you participate in the Offer then you will not be able to receive any option grants during the period prior to the Replacement Grant Date.

This Offer is not conditioned upon a minimum number of options being elected for exchange. This Offer is subject to conditions, which we describe in Section 6 of this Offer.

If you elect to tender your outstanding option for a replacement option as described in the Offer and if your offer is accepted, we will grant you a replacement option under the Stock Option Plan pursuant to a replacement option award. The exercise price of the replacement option will be equal to the closing price of our common stock on the Nasdaq National Market on the Replacement Grant Date, unless shares of our common stock are no longer listed on Nasdaq. If we fail to maintain continued listing on The Nasdaq National Market, then the exercise price of the replacement option will equal the fair market value of our common stock on the Replacement Grant Date as determined by the compensation committee of our board of directors.

The replacement option will be “blacked out,” and you will not be able to exercise the vested portion, for three business days following the Replacement Grant Date, to allow us to handle administrative matters relating to the new grant. Other than the exercise price, three day black out period, number of underlying shares (if you are exchanging based on anything other than a 1-for-1 exchange ratio) and status as a nonstatutory stock option (if your tendered option was an incentive stock option), the replacement option will have terms and conditions that are substantially the same as those of options previously issued under the Stock Option Plan. Your replacement option will be vested at the time of grant to the same extent that your tendered option would have been vested had you never exchanged your tendered option and will continue to vest on the same schedule as your tendered option.

Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation as to whether or not you should elect to exchange your options. You must make your own decision whether to elect to exchange your options. You should consult with your personal advisors if you have questions about your financial or tax situation.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “RSTN.” On October 14, 2002, the closing price of our common stock on the Nasdaq National Market was $0.49 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. There can be no assurance that we will be able to comply with the quantitative maintenance criteria or any of The Nasdaq National Market’s rules in the future regarding continued listing of our common stock.

You should direct questions about this Offer or requests for assistance or for additional copies of the Offer or the Election Form to Bobbi Miller, Stock Administrator, or Inga Lapsins, Treasurer, by email at optionexchange@riverstonenet.com.

If you are not an employee of either Riverstone or a subsidiary of Riverstone during the period from the date you elect to tender options through the date we grant the replacement options or make cash payments, you will not receive any replacement options or any cash payments in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for your tendered options if you are not an employee during the period from the date you elect to exchange the options through the date we grant the replacement options.

IMPORTANT

If you wish to elect to tender your options, you must complete and sign the Election Form in accordance with its instructions, and deliver it and any other required documents to us by fax at (408) 878-6783 or by hand delivery or overnight courier to Bobbi Miller, Stock Administrator, Riverstone Networks, Inc., 5200 Great America Parkway, Santa Clara, California 95054 so that we receive it before 5:00 p.m., Pacific Time, on November 14, 2002. If we receive the Election Form later than 5:00 p.m., Pacific Time, on November 14, 2002, your offer will not be timely and will not be accepted by us, even if you sent the Election Form prior to that time.

We are not making this Offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to tender or refrain from electing to tender your options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or in the accompanying Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Summary Term Sheet

The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the remainder of this Offer and the accompanying Election/Rejection/Change in Election Form (the “Election Form”) because the information in this summary and in the introduction preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer and the Election Form. We have included section references to the remainder of this Offer where you can find a more complete description of the topics in this summary.

What is the stock option exchange program?

The stock option exchange program is a voluntary program that offers current employees, other than executive officers and directors, the opportunity to cancel certain stock options that are priced significantly above our current and recent trading prices and exchange these options for replacement options or, in some cases, cash. The Offer will remain open until November 14, 2002, or a later date if we extend the Offer (the “Expiration Date”). If you accept this Offer, your options will be cancelled on the first business day following the Expiration Date, currently scheduled to be November 15, 2002. For accounting reasons we cannot issue the replacement options for at least six months and one day after we cancel the options, so the replacement options will be granted on the date of the first meeting of the compensation committee of our board of directors held as soon as practicable after six months and one day after we cancel your options, which we currently expect to be on or around May 21, 2003, or a later date if we extend the Offer. The exercise price of the replacement option will be equal to the closing price of our common stock on the Nasdaq National Market on the Replacement Grant Date, unless shares of our common stock are no longer listed on Nasdaq, in which case the fair market value will be determined by the compensation committee of our board of directors. (Section 1)

Why are we offering the stock option exchange program?

We believe stock option grants facilitate employee retention and create incentive for high performance. A considerable number of our employees have stock options, whether or not currently exercisable, priced significantly above our current and recent trading prices. We believe these options are not providing a performance based incentive. By making this Offer to exchange current options for replacement options that will have an exercise price equal to the fair market value of our common stock on the Replacement Grant Date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives for employees thereby increasing stockholder value. With respect to employees holding options with an exercise price per share greater than or equal to $10.00, we believe offering them the ability to receive a replacement option or a cash payment will improve their morale. (Section 2)

Who is eligible to participate?

To receive the grant of replacement options or the cash payment you must either be an employee of Riverstone or a subsidiary of Riverstone continuously from the date you tender your options through the date we grant the replacement options and make the cash payments. If for any reason you are not an employee of Riverstone or a subsidiary of Riverstone continuously from the date you tender options through the date we grant the replacement options and make the cash payment, you will not receive any replacement options or a cash payment in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled. Participation in the Offer does not confer upon you the right to remain employed by Riverstone or its subsidiaries or to receive any future grants of stock options. Executive officers and directors of Riverstone are not eligible to participate in the Offer. (Sections 1, 5)

Does this apply to Riverstone’s international employees as well?

Yes. All current employees of Riverstone and subsidiaries of Riverstone based outside the United States, other than executive officers and directors, will be able to participate in the Offer. International employees should pay special attention to potential tax consequences of participating that might be imposed by the laws of the country in which they work and reside. (Section 13)

How does the exchange program work?

The Offer will require an employee to make a voluntary election to cancel his or her outstanding stock options on or before November 14, 2002 or a later date if we extend the Offer, in exchange for a replacement option to purchase shares of common stock or, in some cases, cash. The replacement option will be granted on the Replacement Grant Date, which will be at least six months and one day after the date we cancel your options, and will have an exercise price equal to the closing price of our common stock on Nasdaq on the Replacement Grant Date unless shares of our common stock are no longer listed on Nasdaq, in which case the fair market value of our common stock will be determined by the compensation committee of our board of directors. In cases where an employee is eligible and elects to receive cash instead of a replacement option, Riverstone will make the cash payment in the first payroll period immediately following the Replacement Grant Date. The Replacement Grant Date will be the date of the first meeting of the compensation committee of our board of directors held as soon as practicable after six months and one day after we cancel your options, which we currently expect to be on or around May 21, 2003, or a later date if we extend the Offer.

The replacement options will be granted under our 2000 Equity Incentive Plan and will be subject to a replacement option award. (Section 3)

How many replacement options will I receive in exchange for my tendered options?

If you meet the eligibility requirements and your tendered options are accepted pursuant to the terms and conditions of the Offer, we will grant you a number of replacement options determined in accordance with the following exchange ratio:

Exercise Price Per Share of Options Tendered	Exchange Ratio
< $2.50	1 replacement option share for 1 tendered option share
≥ $2.50 and < $5.00	1 replacement option share for 1.5 tendered option shares
≥ $5.00 and < $7.50	1 replacement option share for 2 tendered option shares
≥ $7.50 and < $10.00	1 replacement option share for 3 tendered option shares
≥ $10.00	1 replacement option share for 4 tendered option shares

No fractional shares will be subject to the replacement options and any fractional amounts resulting from the applicable exchange ratio will be rounded down to the nearest whole share.

Alternatively, if you hold an option with an exercise price per share greater than or equal to $10.00, you may elect to receive a cash payment equal to $0.50 multiplied by  1/4 of the aggregate number of shares underlying such option (rounded down to the nearest whole share), less any applicable withholding taxes or charges. (Sections 1, 5)

If I elect to exchange my options, do I have to exchange all of my options or can I just exchange some of them?

You may exchange any or all of your options; however, in all cases, if you choose to exchange any option, you must also exchange all options granted to you within the six month period prior to October 15, 2002 (the initial date of this Offer), regardless of the exercise price per share underlying such options, and all options with an exercise price per share greater than or equal to $5.00. You cannot exchange part of any particular option grant and keep the balance. You must exchange all unexercised shares that are subject to each particular option. (Section 1)

If I elect to exchange any option, why must I also exchange options with an exercise price per share greater than or equal to $5.00 and options granted to me within the six month period prior to October 15, 2002?

If you choose to exchange any option, you must also exchange all options granted to you within the six month period prior to October 15, 2002 (the initial date of this Offer), regardless of the exercise price per share underlying such options, and all options with an exercise price per share greater than or equal to $5.00. If the Offer did not obligate you to tender these additional options, this would result in an adverse charge to earnings for financial reporting purposes.

What if there is a stock split?

If there is a change in our capitalization such as a stock split, reverse stock split, stock dividend or other similar event prior to the Replacement Grant Date, which results in an increase or decrease in the number of issued and outstanding shares without receipt of consideration by us, an appropriate adjustment will be made to the number of shares subject to each replacement option. However, no adjustment would be made to the aggregate amount of any cash payment for which you are eligible and elect to receive. (Sections 1, 5)

Are any stock options excluded from the Offer?

Options held by executive officers and directors, former employees and non-employee service providers are excluded from the Offer.

When will I receive my replacement options?

You will receive your replacement options on the date of the first meeting of the compensation committee of our board of directors held as soon as practicable after six months and one day after we cancel your options. For example, if we cancel tendered options on November 15, 2002, which is the day after the scheduled expiration date of the Offer, the grant date of the replacement options will be on or around May 21, 2003. (Section 5)

If I am eligible to receive cash instead of a replacement option, how much money will I receive?

If you hold an option with an exercise price per share greater than or equal to $10.00, you may exchange this option for a cash payment equal to $0.50 multiplied by  1/4 of the aggregate number of shares underlying such option (rounded down to the nearest whole share), less any applicable withholding taxes or charges. (Section 1)

When will I receive my cash payment?

If you hold an option with an exercise price per share greater than or equal to $10.00, you may exchange this option for a cash payment instead of a replacement option. If you elect to receive cash instead of a replacement option, Riverstone will make a cash payment to you in the first payroll period immediately following the date of the first meeting of the compensation committee of our board of directors held as soon as practicable after six months and one day after we cancel your options. Any applicable withholding taxes or charges will be withheld from the cash consideration and paid by us to the applicable tax authority, as permitted or required by law. (Section 5)

Why aren’t we offering the cash payment for all of the options?

We feel offering replacement options facilitates employee retention and balances our need to create incentives for employee performance with our need to use our cash for other purposes such as research and development and sales and marketing as well as to maintain our cash reserves. An offer to pay cash for all outstanding options, if accepted by all of our current employees, would significantly deplete our cash reserves.

Why aren’t we offering to issue shares of stock for all of the options instead of the replacement options?

Because of the large number of out-of-the-money options currently outstanding at Riverstone, issuing common stock instead of replacement options would have severe and immediate negative impact on our dilution and outstanding shares and result in an adverse charge to earnings for financial reporting purposes.

Why aren’t we offering a one-for-one exchange ratio for all of the options, rather than just options with an exercise price per share less than $2.50?

We believe the varying exchange ratios, which are based upon the exercise price per share underlying the tendered options, are fair to our employees and our stockholders. We believe the varying exchange ratios balance the need for employee retention with the need to avoid a negative impact on our dilution and outstanding shares.

Why won’t I receive my replacement option immediately after the expiration date of the Offer?

In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. Under these accounting standards, if we were to grant the replacement options on any date that is earlier than six months and one day after the cancellation date, we would be required for financial reporting purposes to record compensation expense against our earnings. (Section 11)

How will my replacement options vest?

The replacement options will be vested at the time of grant to the same extent that the tendered option would have been vested had you never exchanged your tendered option, and will continue to vest on the same schedule as the tendered option. (Section 5)

What will be my replacement option exercise price?

The exercise price of the replacement options will be equal to the closing price of our common stock on the Nasdaq National Market on the Replacement Grant Date, unless our common stock is no longer listed on Nasdaq, in which case the fair market value will be determined by the compensation committee of our board of directors. Because we will not grant replacement options until at least six months and one day after the date we cancel the options accepted for exchange, the replacement options may have a higher exercise price than some or all of your options. In addition, after the grant of the replacement options, our stock may never trade at a price higher than the exercise price per share of the replacement options.

What if my employment at Riverstone ends between the date my options are cancelled and the replacement grant date?

In the event your employment with Riverstone or its subsidiaries terminates for any reason, whether because of death, disability, resignation, termination for cause or without cause, as a result of a reduction in workforce or a change in control, or for any other reason before the Replacement Grant Date, you will not receive any replacement options in exchange for your tendered options, nor will you receive a cash payment or any other consideration for the tendered options accepted for exchange. Participation in the Offer does not confer upon you the right to remain employed by Riverstone or its subsidiaries. (Sections 1, 5)

Will my replacement option be an incentive stock option or a nonstatutory stock option?

All replacement options will be nonstatutory stock options. (Sections 8, 13)

Will my participation affect my receipt of any other option?

Yes. If you tender any old options then you will not be able to receive any option grants during the period prior to the Replacement Grant Date. (Section 5)

What about the rescission offer for certain employees?

As a result of the positions of some persons who received certain option grants from us prior to February 22, 2001 and the vesting provisions of these options, we may have violated California state securities laws. Because these option grants may not have been qualified or exempt from qualification under California state securities laws, certain persons residing in California who received these options may have a claim against Riverstone.

California state securities laws allow companies to elect to offer to repurchase securities issued in violation of the state’s securities laws. We have elected not to offer to repurchase these options.

What if I am given an option in connection with a future promotion or bonus?

We would defer, until the grant date for your replacement option, the grant of other options to you, such as annual, bonus, or promotional options, for which you would otherwise be eligible before the Replacement Grant Date. The reason we would defer the grant to you of these other options is that we could incur compensation expense against our earnings because of accounting rules that would apply to the interim option grants. (Section 5)

Will I be required to give up all my rights to the cancelled options?

Yes. Options tendered by you as of the expiration date of the Offer will be cancelled as soon as practicable after the expiration date. You will no longer have any rights under the cancelled options. (Section 5)

Will I have to pay taxes if I exchange my options in the Offer?

We know of no adverse tax consequence that will impact any employee in the United States with respect to options exchanged and regranted under this program. If you exchange your current options for replacement options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the replacement options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. Again, special considerations apply to employees located abroad. In some countries, the application of local taxation rules may have an impact upon the regrant. We recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to the Offer.

If you hold an option with an exercise price per share greater than or equal to $10.00 and elect to receive cash rather than a replacement option, in most jurisdictions you will recognize income on the cash consideration for income tax purposes when you receive such cash. Any applicable withholding taxes or charges on the cash consideration will be withheld from the consideration and paid to the appropriate tax authority, as permitted or required by law. For U.S. employees, the issuance of the cash consideration will be treated as ordinary income and we will be required to withhold certain income and payroll taxes. For international employees, the tax withholdings, if required or allowed, will depend on the statutory tax rate in your jurisdiction. If the laws of your jurisdiction do not allow tax withholdings by an employer, you will be required to pay your taxes on the cash consideration.

Depending on your personal tax situation, you may owe taxes on the cash consideration above and beyond the amounts withheld. Any failure to timely remit the proper amount of taxes may result in tax penalties, which will be your responsibility to pay.

BEFORE ACCEPTING THE OFFER, WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX AND SOCIAL CONTRIBUTION CONSEQUENCES OF ELECTING TO PARTICIPATE IN THE OFFER UNDER THE LAWS OF THE COUNTRY IN WHICH YOU LIVE AND WORK, INCLUDING BUT NOT LIMITED TO A DETERMINATION OF WHETHER TAXES IN ADDITION TO THE AMOUNTS WITHHELD FROM THE CONSIDERATION, IF ANY, WILL BE DUE AS A RESULT OF ELECTING TO PARTICIPATE IN THE OFFER. (Section 13)

If I have incentive stock options, what happens if I elect not to exchange them in this Offer?

We do not believe that the Offer will change any of the terms of your incentive stock options if you do not accept the Offer. However, the Internal Revenue Service may characterize our offer to you as a “modification” of those incentive stock options, even if you decline the Offer. A successful assertion by the

Internal Revenue Service that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until after the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as nonstatutory stock options upon exercise. If you choose not to exchange all of your options, we recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the options you do not exchange and to the subsequent sale of the common stock purchased under those options. (Section 13)

If I have an option that is split between incentive stock options and nonstatutory stock options, can I cancel one part but not the other?

Yes, provided that each option grant has a unique grant number under our Stock Option Plan administration system.

Why can’t Riverstone just reprice my options, as I have seen done at other companies?

As noted above, in 1998 the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, we would be required to take a significant charge to earnings, thereby hindering our goal to reach profitability and adversely affecting our potential future earnings growth. (Section 11)

Why can’t I just be granted additional options?

A wholesale regrant of replacement options would have severe negative impact on Riverstone’s earnings per share. Additionally, Riverstone has a limited pool of options available for grant and therefore our current reserves must be conserved for new hires and ongoing grants. (Section 11)

Wouldn’t it be easier to quit Riverstone and then get rehired?

This is not an acceptable alternative for us since a termination followed by rehiring and a new grant would be treated the same as a repricing if the rehire and resulting regrant are within six months of the cancellation date. Again, such a repricing would cause Riverstone to incur unfavorable accounting consequences. (Section 11)

May I exchange options that I have already exercised?

No. This Offer only pertains to options, and does not apply in any way to shares purchased upon the exercise of options, whether or not you have vested in those shares.

Can I exchange the remaining portion of an option that I have already partially exercised?

Yes, any remaining outstanding, unexercised options can be exchanged, subject to the terms and conditions of the Offer.

Can I elect to cancel a portion of an option?

No, you cannot elect to partially cancel an outstanding option.

May I exchange unvested options?

Yes. You may exchange your options whether or not they are vested.

Can you provide an example of an offer to exchange?

What follows are representative examples. Your situation is likely to vary in significant respects. Because the exercise price is based on our future stock price, the stock price used in the examples is purely hypothetical.

Example 1 – One-for-One and One-Half Exchange Ratio

Your Hire Date: April 15, 2000
Your Original Stock Option: 3,000 shares
Your Original Stock Option Price: $3.50
Your Original Vesting Schedule: 750 shares vest April 15, 2001, then ratably over next 36 months
Hypothetical Stock Price on Replacement Grant Date: $1.00

Using the above assumptions for the purpose of illustrating the Offer, we would cancel your original stock option on November 15, 2002. On the Replacement Grant Date, which we currently expect would be on or around May 21, 2003, we would grant a replacement option for 2,000 shares, and based on the purely hypothetical stock price of $1.00, your new exercise price per share would be $1.00. The replacement option will be vested as to 1,541 shares on May 21, 2003 (assuming this date is the Replacement Grant Date).

Example 2 – One-for-Two Exchange Ratio

Your Hire Date: October 1, 2001
Your Original Stock Option: 5,000 shares
Your Original Stock Option Price: $5.64
Your Original Vesting Schedule: 1,250 shares vest October 1, 2002, then ratably over next 36 months
Hypothetical Stock Price on Replacement Grant Date: $1.00

Using the above assumptions for the purpose of illustrating the Offer, we would cancel your original stock option on November 15, 2002. On the Replacement Grant Date, which we currently expect would be on or around May 21, 2003, we would grant a replacement option for 2,500 shares, and based on the purely hypothetical stock price of $1.00, your new exercise price per share would be $1.00. The replacement option will be vested as to 989 shares on May 21, 2003 (assuming this date is the Replacement Grant Date).

Example 3 – Cash Payment In Lieu Of Replacement Option

Your Hire Date: November 1, 2001
Your Original Stock Option: 12,500 shares
Your Original Stock Option Price: $13.02

Using the above assumptions for the purpose of illustrating the Offer, we would cancel your original stock option on November 15, 2002. In the first payroll period immediately following the Replacement Grant Date, which we currently expect would be on or around May 21, 2003, we would make a cash payment to you in the amount of $1,562.50 (or  1/4 of 12,500 multiplied by $0.50), less any applicable withholding taxes or charges to be withheld and paid to the appropriate tax authority, as permitted or required by law.

What happens if Riverstone is acquired or otherwise subject to a change in control before or after the replacement options are granted?

If we were to be acquired after your options have been cancelled but prior to the Replacement Grant Date or payment of cash consideration, then you will receive your replacement option grants or cash payment only if the successor company decides in its sole discretion to grant you some or all of those replacement options or make the cash payment. If the successor company decides not to grant you some or all of those replacement options or make the cash payment to you, you will not be entitled to the replacement options or the cash payment. Any rights that you may have otherwise been entitled to under the change in control provisions of the Stock Option

Plan or your option agreement or otherwise had you not elected to accept the Offer will not be available to you with respect to the cancelled option.

If you do not elect to accept the Offer and we were to be acquired, then under the change in control provisions of the Stock Option Plan, vesting of options is automatically accelerated by 10 months. In addition, if the change in control transaction involves a merger in which the Company is not the surviving corporation, or an acquisition of substantially all of the Company’s stock or assets, then upon consummation of the transaction, and except as the compensation committee of the Company’s board of directors otherwise provides, the unexercised options would be terminated, unless the compensation committee arranges to have the options of continuing employees assumed or substituted by the acquiring company. If the options are not assumed or substituted, the compensation committee, in its discretion, could provide that the outstanding options will be exercisable in full on or prior to the effective date of the transaction. (Section 5)

What happens if my options end up “underwater” or out-of-the-money after the replacement grant?

We are conducting this Offer in response to the stock market conditions that have affected us and many other companies. This is therefore considered a one time offer and is not expected to be offered again in the future. As your replacement stock options are valid for ten years from the Replacement Grant Date, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the replacement options. However, we can provide no assurance as to the price of our common stock at any time in the future or that the exercise price or any replacement grant will be lower than the exercise price of any tendered option.

How should I decide whether or not to participate?

We understand that this will be a challenging decision for many employees. The Offer does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and our own business and stock price. We strongly recommend that you consult your personal tax advisor or financial planner before deciding whether to participate in this Offer.

What do I need to do to participate in the Offer to exchange?

To participate, you must complete the Election Form, sign it, and fax it to (408) 878-6783, or deliver it by hand delivery or overnight courier to Bobbi Miller, Stock Administrator, Riverstone Networks, Inc., 5200 Great America Parkway, Santa Clara, California 95054 as soon as possible, but in any event, so that we receive it no later than 5:00 p.m., Pacific Time, on November 14, 2002. If we receive the Election Form To Exchange Options later than 5:00 p.m., Pacific Time, on November 14, 2002, your offer will not be timely and will not be accepted by us, even if you sent the Election Form prior to that time. You should expect to receive email or written confirmation from Stock Administration within three business days that your Election Form has been received and accepted.

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the Offer. (Section 3)

What is the deadline to elect to exchange?

The deadline to participate in this program is 5:00 p.m., Pacific Time, on November 14, 2002, unless we extend it. This means that you must deliver and we must have received your Election Form as indicated above before that time. If we receive the Election Form later than 5:00 p.m., Pacific Time, on November 14, 2002, your offer will not be timely and will not be accepted by us, even if you sent the Election Form prior to that time. We may in our discretion extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. If we extend the Offer, you must deliver these documents before the extended expiration of the Offer. (Sections 1, 3)

During what period of time may I withdraw previously exchanged options?

You may withdraw your options elected for exchange at any time before 5:00 p.m., Pacific Time, on November 14, 2002. If we extend the Offer beyond that time, you may withdraw your options elected for exchange at any time until the extended expiration of the Offer. To withdraw options elected for exchange, you must deliver to Riverstone Stock Administration and Riverstone Stock Administration must receive a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the options elected for exchange. Once you have withdrawn options, you may re-elect to exchange options only by again following the delivery procedures described above. (Sections 1, 3)

What does management and the board of directors think of the Offer?

Although our board of directors has approved this Offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options.

Whom can I talk to if I have questions about the Offer?

For additional information or assistance, you should contact:

Michelle Mitchell	Tracy Pina
Manager, Human Resources	Director, Investor Relations
Riverstone Networks, Inc.	Riverstone Networks, Inc.
5200 Great America Parkway	5200 Great America Parkway
Santa Clara, CA 95054	Santa Clara, CA 95054
Email: optionexchange@riverstonenet.com	Email: optionexchange@riverstonenet.com

The Offer

Introduction

Riverstone Networks, Inc. (“Riverstone,” “we,” or “us”) is offering to exchange options to purchase shares of our common stock outstanding under the Riverstone Networks, Inc. 2000 Equity Incentive Plan (Amended and Restated) (the “Stock Option Plan”) for replacement options that we will grant under the Stock Option Plan or, in some cases, for cash. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying Election/Rejection/Change in Election Form (which together, as they may be amended from time to time, constitute the “Offer”). The number of shares of common stock subject to replacement options to be granted to each option holder will depend upon the exercise price per share under the holder’s cancelled option.

•
If the exercise price per share under the holder’s option is less than $2.50, the number of shares of common stock subject to the replacement option granted to the holder will be determined by using a 1-for-1 exchange ratio (that is, one replacement option share for one tendered option share).

•
If the exercise price per share under the holder’s option is greater than or equal to $2.50 but less than $5.00, the number of shares of common stock subject to the replacement option granted to the holder will be determined by using a 1-for-1.5 exchange ratio (that is, one replacement option share for one and one-half tendered option shares).

•
If the exercise price per share under the holder’s option is greater than or equal to $5.00 but less than $7.50, the number of shares of common stock subject to the replacement option granted to the holder will be determined by using a 1-for-2 exchange ratio (that is, one replacement option share for two tendered option shares).

•
If the exercise price per share under the holder’s option is greater than or equal to $7.50 but less than $10.00, the number of shares of common stock subject to the replacement option granted to the holder will be determined by using a 1-for-3 exchange ratio (that is, one replacement option share for three tendered option shares).

•
If the exercise price per share under the holder’s option is greater than or equal to $10.00, the number of shares of common stock subject to the replacement option granted to the holder will be determined by using a 1-for-4 exchange ratio (that is, one replacement option share for four tendered option shares).

No fractional shares will be subject to the replacement options and any fractional amounts resulting from the applicable exchange ratio will be rounded down to the nearest whole share.

Alternatively, if the holder has an option with an exercise price per share greater than or equal to $10.00, the holder may elect to receive a cash payment equal to $0.50 multiplied by  1/4 of the aggregate number of shares underlying such option (rounded down to the nearest whole share), less any applicable withholding taxes or charges.

In the event your employment with Riverstone or its subsidiaries terminates for any reason, whether because of death, disability, resignation, termination for cause or without cause, as a result of a reduction in workforce or a change in control, or for any other reason before the Replacement Grant Date, you will not receive any replacement options in exchange for your tendered options, nor will you receive a cash payment or any other consideration for the tendered options accepted for exchange. You also will not receive any other consideration for your elected options if you are not an employee during the period from the date you elect to exchange the options through the date we grant the replacement options. Participation in the Offer does not confer upon you the right to remain employed by Riverstone or its subsidiaries.

We will grant the replacement options on the date of the first meeting of the compensation committee of our board of directors held as soon as practicable after at least six months and one day after the date we cancel the options accepted for exchange (the “Replacement Grant Date”). We will make the cash payments in the payroll period immediately following the Replacement Grant Date. If you choose to participate by tendering any of your Riverstone stock options, you must tender all options which were granted to you within six months prior to October 15, 2002 (the initial date of this Offer), regardless of the exercise price per share underlying such options, and all options with an exercise price per share greater than or equal to $5.00. If you participate in the Offer then you will not be able to receive any option grants during the period prior to the Replacement Grant Date.

This Offer is not conditioned upon a minimum number of options being elected for exchange. This Offer is subject to conditions, which we describe in Section 6 of this Offer.

If you elect to exchange your outstanding option for a replacement option as described in the Offer and if your offer is accepted, we will grant you a replacement option under the Stock Option Plan pursuant to a replacement option award. The exercise price of the replacement option will be equal to the closing price of our common stock on the Nasdaq National Market on the Replacement Grant Date, unless shares of our common stock are no longer listed on Nasdaq. If we fail to maintain continued listing on The Nasdaq National Market, then the exercise price of the replacement option will equal the fair market value of our common stock on the Replacement Grant Date as determined by the compensation committee of our board of directors.

The replacement option will be “blacked out,” and you will not be able to exercise the vested portion, for three business days following the Replacement Grant Date, to allow us to handle administrative matters relating to the new grant. Other than the exercise price, three day black out period, number of underlying shares (if you are exchanging based on anything other than a 1-for-1 exchange ratio) and status as a nonstatutory stock option (if your tendered option was an incentive stock option), the replacement option will have terms and conditions that are substantially the same as those of options previously issued under the Stock Option Plan. Your replacement option will be vested at the time of grant to the same extent that your tendered option would have been vested had you never exchanged your tendered option and will continue to vest on the same schedule as your tendered option.

As of October 10, 2002, options to purchase 35,507,307 shares of our common stock were issued and outstanding under the Stock Option Plan with exercise prices ranging from $0.89 to $32.80 per share. The 24,669,666 shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 20.1% of the total shares of our common stock as of October 10, 2002.

Considering the ever-present risks associated with a volatile and unpredictable stock market, and in the technology and telecommunications equipment industries in particular, there is no guarantee that the market price on the Replacement Grant Date (and thus the exercise price of your replacement option) will be less than or equal to the exercise price of your existing option, or that your replacement option will increase in value over time.

1.    Number of options; Expiration date

Upon the terms and subject to the conditions of the Offer, we will exchange for replacement options to purchase common stock under the Stock Option Plan all options outstanding under the Stock Option Plan that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the “Expiration Date,” as defined below. Options held by directors, executive officers, former employees and non-employee service providers of Riverstone are not eligible for exchange in the Offer. If your options are properly tendered and accepted for exchange, you will be entitled to receive a replacement option to purchase a certain number of shares of our common stock depending upon the exercise price per share under your exchanged option.

•
If the exercise price per share under your option is less than $2.50, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-1 exchange ratio (that is, one replacement option share for one tendered option share).

•
If the exercise price per share under your option is greater than or equal to $2.50 but less than $5.00, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-1.5 exchange ratio (that is, one replacement option share for one and one-half tendered option shares).

•	If the exercise price per share under your option is greater than or equal to $5.00 but less than $7.50, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-2 exchange ratio (that is, one replacement option share for two tendered option shares).

•
If the exercise price per share under your option is greater than or equal to $7.50 but less than $10.00, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-3 exchange ratio (that is, one replacement option share for three tendered option shares).

•
If the exercise price per share under your option is greater than or equal to $10.00, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-4 exchange ratio (that is, one replacement option share for four tendered option shares).

No fractional shares will be subject to the replacement options and any fractional amounts resulting from the applicable exchange ratio will be rounded down to the nearest whole share.

Alternatively, if you hold an option with an exercise price per share greater than or equal to $10.00, you may elect to receive a cash payment equal to $0.50 multiplied by  1/4 of the aggregate number of shares underlying such option (rounded down to the nearest whole share), less any applicable withholding taxes or charges.

If you choose to participate by tendering any of your Riverstone stock options, you must tender all options which were granted to you within six months prior to October 15, 2002 (the initial date of this Offer), regardless of the exercise price per share underlying such options, and all options with an exercise price per share greater than or equal to $5.00.

If there is a change in our capitalization such as a stock split, reverse stock split, stock dividend or other similar event prior to the Replacement Grant Date, which results in an increase or decrease in the number of issued and outstanding shares without receipt of consideration by us, an appropriate adjustment will be made to the number of shares subject to each replacement option. However, no adjustment would be made to the aggregate amount of any cash payment for which you are eligible and elect to receive.

The term “Expiration Date” means 5:00 p.m., Pacific Time, on November 14, 2002, unless we have extended the period of time during which the Offer will remain open, in which event, the term “Expiration Date” shall include such extension of time. Section 14 contains a description of our rights to extend, delay, terminate, or otherwise change the Offer.

If we decide to take any of the following actions, we will notify you of such action and extend the Offer for a period of 10 business days after the date of such notice:

(a)	increase or decrease the amount of consideration offered for the options; or

(b)	decrease the number of options eligible to be elected for exchange in the Offer;

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of increase or decrease is first published, sent or given in the manner specified in Section 14.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

2.    Purpose of the Offer

We issued or assumed the options outstanding under the Stock Option Plan to provide our employees an opportunity to acquire or increase a proprietary interest in Riverstone, thereby enhancing the incentive for our employees to work towards Riverstone’s growth and success and to assist us in retaining our employees.

Many of the options to purchase our common stock currently outstanding, whether or not they are exercisable, have exercise prices that are significantly higher than the current market price of our common stock.

We believe these options are unlikely to be exercised in the foreseeable future and may not have the desired incentive effects. By making this offer to exchange outstanding options for replacement options that will have an exercise price equal to the fair market value of our common stock on the Replacement Grant Date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, enhance employee performance incentives and thereby maximize stockholder value. Because of the large number of out-of-the-money options currently outstanding at Riverstone, a simple grant of replacement options would have severe negative impact on our dilution and outstanding shares. Additionally, Riverstone has a limited pool of options and we must therefore conserve our current available options for new hires and ongoing grants. Considering the ever-present risks associated with a volatile and unpredictable stock market, and in the technology and telecommunications equipment industries in particular, there is no guarantee that the market price on the Replacement Grant Date (and thus the exercise price of your replacement option) will be less than or equal to the exercise price of your existing option, or that your replacement option will increase in value over time.

We continually evaluate and consider strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options in the ordinary course of business to our current and new employees, including our executive officers and directors, as well as provide them with the opportunity to make periodic purchases of our common stock pursuant to the formula provisions of our Employee Stock Purchase Plan. Our employees, including our executive officers and directors, from time to time acquire or dispose of our securities. In addition, we are in the process of identifying additional candidates to serve on our board of directors and will likely increase the size of our board. On October 7, 2002, Nasdaq provided a notice indicating that, because the closing bid price of our common stock remained below $1.00 per share for 30 consecutive trading days, we are not in compliance with the minimum bid requirement, and we have been provided 90 calendar days to regain compliance. Failure to achieve compliance with Nasdaq rules may result in our common stock ceasing to be listed on the Nasdaq National Market. We may effect a reverse stock split, implement a stock repurchase program or take other action designed to regain compliance with Nasdaq’s listing requirements. Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the Securities and Exchange Commission (the “SEC”), we presently have no plans or proposals that relate to or would result in:

(a)	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend policy, or our indebtedness or capitalization;

(d)
any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e)	any other material change in our corporate structure or business;

(f)	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)	the acquisition by any person of at least 5% of our securities or the disposition of any of our securities other than in connection with our option plans or an issuance of new shares; or

(j)	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3.    Procedures for electing to exchange options

Exchange of options. To elect to exchange your options pursuant to the Offer, you must, in accordance with the terms of the accompanying Election Form, properly complete, sign and deliver to us the Election Form, or a facsimile thereof, along with any other required documents. We must receive all of the required documents by fax at (408) 878-6783 or by hand delivery or overnight courier to Bobbi Miller, Stock Administrator, Riverstone Networks, Inc., 5200 Great America Parkway, Santa Clara, California 95054 before 5:00 p.m., Pacific Time, November 14, 2002.

If we do not receive your Election Form before the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain outstanding at their original price and vesting terms. The method of delivery of all documents, including the Election Form, is at your election and risk. It is your responsibility to allow sufficient time to ensure timely delivery of your election.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects. We will determine, at our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elections to exchange options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election with respect to any particular option or any particular option holder. No election to exchange options will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections to exchange options, nor will anyone incur any liability for failure to give any such notice.

Our acceptance constitutes an agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options elected by you pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly elected options that have not been validly withdrawn.

4.    Withdrawal rights

You may only withdraw the options you have elected to cancel (“Your Elected Options”) in accordance with the provisions of this Section 4. If you initially elect to accept the Offer and tender your options and you later want to change your election to reject the Offer, you must reject the Offer with respect to all of your options. No partial rejections will be accepted. Similarly, if you elect to reject the Offer and you later want to change your election to accept the Offer and exchange your options, you must accept the Offer in accordance with its terms and conditions. We will only accept a paper copy or facsimile of your Form of Election/Rejection/Change in Election Form. Delivery by email will not be accepted.

You may withdraw Your Elected Options at any time before 5:00 p.m., Pacific Time, on November 14, 2002. If we extend the Offer beyond that time, you may withdraw Your Elected Options at any time until the extended expiration of the Offer. In addition, unless we accept the options you elected for exchange or cancellation, you may withdraw such options at any time before 5:00 p.m., Pacific Standard Time, on November 14, 2002.

To change your election, you must deliver to Bobbi Miller, Stock Administrator, an Election/Rejection/Change in Election Form before the Expiration Date. The Election/Rejection/Change in Election Form must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the Offer.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for exchange for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 3.

Neither Riverstone nor any other person is obligated to give notice of any defects or irregularities in any Election/Rejection/Change in Election Form, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.    Acceptance of options for exchange and issuance of replacement options

Upon the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Date, we will accept for exchange and cancel options properly tendered for exchange and not validly withdrawn before the Expiration Date. If your options are properly tendered for exchange and accepted for exchange on the Expiration Date, you will be granted a replacement option on the Replacement Grant Date. The cash payment will be made to you in the first payroll period immediately following the Replacement Grant Date. If we extend the date by which we must accept and cancel options properly tendered for exchange, the Replacement Grant Date will be the date of the first meeting of the compensation committee of the board of directors held at least six months and one day after the extended cancellation date.

If we accept options you elect to exchange in the Offer, you will be ineligible until after the Replacement Grant Date for any additional stock option grants for which you may have otherwise been eligible before the Replacement Grant Date. This prevents us from incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer.

If your options are properly tendered for exchange and accepted for exchange, you will be entitled to receive a replacement option to purchase a certain number of shares of our common stock depending upon the exercise price per share under your tendered option as described in Section 1 above.

If you elect to tender your outstanding option for a replacement option as described in the Offer and if your offer is accepted, we will grant you a replacement option under the Stock Option Plan pursuant to a replacement option award. The exercise price of the replacement option will be equal to the closing price of our common stock on the Nasdaq National Market on the Replacement Grant Date, unless shares of our common stock are no longer listed on Nasdaq. If we fail to maintain continued listing on The Nasdaq National Market, then the exercise price of the replacement option will equal the fair market value of our common stock the Replacement Grant Date as determined by the compensation committee of our board of directors.

The replacement option will be “blacked out,” and you will not be able to exercise the vested portion, for three business days following the Replacement Grant Date, to allow us to handle administrative matters relating to the new grant. Other than the exercise price, three day black out period, number of underlying shares (if you are exchanging based on anything other than a 1-for-1 exchange ratio) and status as a nonstatutory stock option (if your tendered option was an incentive stock option), the replacement option will have terms and conditions that are substantially the same as those of options previously issued under the Stock Option Plan. Your replacement option will be vested at the time of grant to the same extent that your tendered option would have been vested had you never exchanged your tendered option and will continue to vest on the same schedule as your tendered option.

In the event your employment with Riverstone or its subsidiaries terminates for any reason, whether because of death, disability, resignation, termination for cause or without cause, as a result of a reduction in workforce or a change in control, or for any other reason before the Replacement Grant Date, you will not receive any replacement options in exchange for your tendered options, nor will you receive a cash payment or any other consideration for the tendered options accepted for exchange. You also will not receive any other consideration for your elected options if you are not an employee during the period from the date you elect to exchange the options through the date we grant the replacement options. Participation in the Offer does not confer upon you the right to remain employed by Riverstone or its subsidiaries.

If we are a party to a change of control transaction (e.g., a merger, acquisition or asset sale) before the replacement options are granted or cash payments are made, then you will not receive any replacement option grants or a cash payment, unless the successor company decides in its sole discretion to grant you some or all of those replacement options or to make part or all of the cash payment. If the successor company decides not to grant you some or all of those replacement options or make part or all of the cash payment, you will not be entitled to the replacement options or the cash payments. Any rights that you may have otherwise been entitled to under the change in control provisions of the Stock Option Plan, your option agreement or otherwise had you not elected to accept the Offer will not be available to you with respect to the cancelled option.

If you do not elect to accept the Offer and we were to be acquired, then under the change in control provisions of the Stock Option Plan, vesting of options is automatically accelerated by 10 months. However, if the change in control transaction involves a merger in which the Company is not the surviving corporation, or an acquisition of substantially all of the Company’s stock or assets, then upon consummation of the transaction, and except as the compensation committee of the Company’s board of directors otherwise provides, the unexercised options would be terminated, unless the compensation committee arranges to have the options of continuing employees assumed or substituted by the acquiring company. If the options are not assumed or substituted, the compensation committee, in its discretion, could provide that the outstanding options will be exercisable in full on or prior to the effective date of the transaction.

For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered for exchange and not properly withdrawn as, if and when we give written notice to the option holders of our acceptance for exchange of such options.

6.    Conditions of the Offer

We will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after October 15, 2002 and before the Expiration Date of this Offer any of the following events has occurred, or has been determined by us to have occurred, in our reasonable judgment and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

(a)  there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory, or administrative agency, authority or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the options tendered for exchange pursuant to the Offer, the issuance of replacement options, or otherwise relates in any manner to the Offer or that, in our judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Riverstone or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b)  there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i)  delay or restrict our ability, or render us unable, to accept for exchange or issue replacement options for, some or all of the options elected for exchange;

(ii)  make the acceptance for exchange of, or issuance of replacement options for, some or all of the options tendered for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

(iii)  materially impair the contemplated benefits of the Offer to us; or

(iv)  materially and adversely affect the business, condition (financial or other), income, operations or prospects of Riverstone or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c)  there has occurred:

(i)  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)  the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect the extension of credit by banks or other lending institutions in the United States;

(v)  any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Riverstone or our subsidiaries or that, in our judgment, makes it inadvisable to proceed with the Offer;

(vi)  any significant decrease in the market price per share of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Riverstone or our subsidiaries or on the trading in our common stock;

(vii)  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(viii)  any decline in either the Dow Jones Industrial Average, Nasdaq 100 or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on October 14, 2002; or

(ix)  any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer, other than with respect to any cash payments that may be made in connection with the Offer;

(d)  a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)  any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 14, 2002;

(ii)  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 14, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii)  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(e)  any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Riverstone or our subsidiaries that, in our judgment, is or may be material to Riverstone or our subsidiaries.

The conditions to the Offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.    Price range of common stock underlying the options

Our common stock is quoted on the Nasdaq National Market under the symbol “RSTN.” We have a 52-53 week fiscal year, ending on the Saturday closest to the last calendar day in February. The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as reported by the Nasdaq National Market for each of our fiscal quarters since our initial public offering on February 16, 2001.

Fiscal Year 2001	High	Low
Fourth Quarter (February 16, 2001 to March 3, 2001)	$14.50	$10.50

Fiscal Year 2002	High	Low
First Quarter (March 4, 2001 to June 2, 2001)	$23.66	$ 6.63
Second Quarter (June 3, 2001 to September 2, 2001)	$23.04	$ 9.48
Third Quarter (September 3, 2001 to December 1, 2001)	$16.21	$ 5.25
Fourth Quarter (December 2, 2001 to March 2, 2002)	$20.55	$ 3.82

Fiscal Year 2003	High	Low
First Quarter (March 3, 2002 to June 1, 2002)	$ 6.86	$ 3.28
Second Quarter (June 2, 2002 to August 31, 2002)	$ 3.30	$ 0.79
Third Quarter (September 1, 2002 through October 14, 2002)	$ 0.90	$ 0.47

We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8.    Source and amount of consideration; Terms of replacement options

Consideration.    We will issue replacement options to purchase common stock under the Stock Option Plan in exchange for outstanding options properly tendered and accepted for exchange by us. In some cases, you will be entitled to elect to receive cash in exchange for your option.

Your replacement option will entitle you to purchase a certain number of shares of our common stock that depends upon the exercise price per share under your cancelled option.

•
If the exercise price per share under your option is less than $2.50, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-1 exchange ratio (that is, one replacement option share for one tendered option share).

•
If the exercise price per share under your option is greater than or equal to $2.50 but less than $5.00, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-1.5 exchange ratio (that is, one replacement option share for one and one-half tendered option shares).

•
If the exercise price per share under your option is greater than or equal to $5.00 but less than $7.50, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-2 exchange ratio (that is, one replacement option share for two tendered option shares).

•
If the exercise price per share under your option is greater than or equal to $7.50 but less than $10.00, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-3 exchange ratio (that is, one replacement option share for three tendered option shares).

•	If the exercise price per share under your option is greater than or equal to $10.00, the number of shares of common stock subject to the replacement option granted to you will be determined by using a 1-for-4 exchange ratio (that is, one replacement option share for four tendered option shares).

No fractional shares will be subject to the replacement options and any fractional amounts resulting from the applicable exchange ratio will be rounded down to the nearest whole share.

Alternatively, if you hold an option with an exercise price per share greater than or equal to $10.00, you may elect to receive a cash payment equal to $0.50 multiplied by  1/4 of the aggregate number of shares underlying such option (rounded down to the nearest whole share), less any applicable withholding taxes or charges.

The total number of shares of common stock underlying options we are offering to exchange in this Offer is 24,669,666. If we receive and accept all elections to exchange options for replacement options, we will grant replacement options to purchase a total of 14,320,577 shares of our common stock. The common stock issuable upon exercise of the replacement options will equal approximately 11.7% of our common stock outstanding as of October 10, 2002.

Terms of replacement options.    If you elect to exchange your outstanding option for a replacement option as described in the Offer and if your offer is accepted, we will grant you a replacement option under the Stock Option Plan pursuant to a replacement option award. The exercise price of the replacement option will be equal to the closing price of our common stock on the Nasdaq National Market on the Replacement Grant Date, unless shares of our common stock are no longer listed on Nasdaq. If our common stock is delisted, the exercise price will equal the fair market value of our common stock the Replacement Grant Date as determined by the compensation committee of our board of directors.

The replacement option will be “blacked out,” and you will not be able to exercise the vested portion, for three business days following the Replacement Grant Date, to allow us to handle administrative matters relating to the new grant. The replacement options will be issued under the Stock Option Plan and will be nonstatutory stock options. Other than the exercise price, three day black out period, number of underlying shares (if you are exchanging based on anything other than a 1-for-1 exchange ratio) and status as a nonstatutory stock option (if your tendered option was an incentive stock option), the replacement option will have terms and conditions that are substantially the same as those of options previously issued under the Stock Option Plan. Your replacement option will be vested at the time of grant to the same extent that your tendered option would have been vested had you never exchanged your tendered option and will continue to vest on the same schedule as your tendered option.

The terms and conditions of current options under the Stock Option Plan are set forth in the Stock Option Plan and the stock option award issued thereunder. You may obtain copies of the Stock Option Plan and corresponding option award as indicated below.

The maximum number of shares that may be granted under the Stock Option Plan is 50,000,000, subject to automatic annual share increases. The plan will terminate on May 14, 2010, unless the stockholders of the Company approve an extension or renewal of the plan or the committee terminates the plan earlier in accordance with the plan’s terms. The board of directors may, from time to time, amend or terminate the plan as it deems advisable, subject to any applicable requirements for stockholder approval.

Administration of the plan.    The plan is administered by a committee of the board. The committee determines who will receive awards, the type and terms of awards, and all other matters relevant to plan administration.

Terms of the award.    The committee will determine the terms and conditions of each award, in accordance with the terms of the plan, including the exercisability of options, exercise prices and conditions for delivery of stock.

Effect of termination of employment.    If you die holding a stock option, the person to whom the option passes at death (your executor, administrator or heirs) may exercise it for up to one year following your death, even if the option was not exercisable by you prior to your death (as long as the person exercises the option prior to its date of expiration). However, stock options will not be exercisable after the termination date of the option. The committee can modify these rules if it chooses to do so.

If your employment terminates for reasons other than death, you forfeit any portion of any stock option that was not exercisable before your service terminated. If you hold any exercisable stock options, the exercisable portion of those awards will remain exercisable for up to an additional 90 days following termination. Options cannot be exercised beyond their maximum term, however.

Adjustments of plan awards.    The committee will make appropriate adjustment to the maximum number of shares that may be delivered under the plan and other terms (for example, the exercise price) of an award to reflect a stock split, stock dividend or similar event, or distributions to stockholders (other than normal cash dividends). The committee may also make adjustments to reflect a material change in law or accounting practices, or certain corporate transactions.

Transferability of awards.    Unless otherwise permitted by the committee, no option may be transferred other than by will or by the laws of descent and distribution.

Exercise and methods of payment.    To exercise an option, you must provide us with written notice of the exercise and the number of shares to be purchased, accompanied by payment of the exercise price for the purchased shares and such additional documentation as may be required. The committee determines the permissible methods of payment of the option exercise price, which generally include cash or cash equivalents, shares of common stock which you have owned for at least six months, broker-assisted cashless exercise, or any combination thereof.

Federal Income Tax Considerations.    Please refer to Section 13 of this Offer for a discussion of the United States federal income tax consequences of the replacement options and the consequences of accepting or rejecting the replacement options under this Offer. We strongly recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of participating in the Offer under the laws of the state and local or foreign jurisdictions in which you live and work.

Important Note.    The statements in this Offer concerning the Stock Option Plan and the replacement options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Stock Option Plan and the form of stock option award thereunder. Please contact Bobbi Miller, Stock Administrator, by email at optionexchange@riverstonenet.com, to receive a copy of the Stock Option Plan, the prospectus or form of stock option award issued thereunder. We will promptly furnish you copies of these documents at our expense.

9.    Information concerning Riverstone

Riverstone designs and manufactures routers that enable service providers to convert network bandwidth into differentiated services for their customers. Additional information about Riverstone is available from the documents described in Section 16.

Financial Information.     Before deciding to participate in the Offer, we encourage you to review the financial information included on pages 37 through 68 of our Annual Report on Form 10-K for the fiscal year ended March 2, 2002, and pages 3 through 11 in our Quarterly Report on Form 10-Q for the quarter ended August 31, 2002, incorporated herein by reference.

Summarized Historical Consolidated Financial Information.    The consolidated income statement data below for the fiscal years ended March 2, 2002 and March 3, 2001, and the consolidated balance sheet data at March 2, 2002 and March 3, 2001, were derived from our audited consolidated financial statements incorporated by reference herein. The remaining data was derived from our unaudited consolidated financial statements incorporated by reference herein. The information presented below should be read together with the complete financial statements and the notes related thereto.

	Six months ended		Year ended
	Aug. 31 2002	Sep. 1, 2001	March 2, 2002	March 3, 2001
	(unaudited)
	(in thousands, except per share amounts)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues	$40,773	$99,417	$210,758	$98,258
Operating loss	(64,749)	(9,672)	(15,738)	(67,915)
Net loss	$(73,991)	$(4,645)	$(30,687)	$(65,776)

Net loss per share:
Basic and diluted	$(0.60)	$(0.04)	$(0.27)	$(13.96)

Shares used in computing net
loss per share:
Basic and diluted	122,642	109,372	114,384	4,712

Ratio of earnings to fixed charges(1)	NM	NM	NM	NM

	At Aug 31, 2002	At March 2, 2002	At March 3, 2001
	(unaudited)
	(in thousands, except per share amounts)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments	$232,234	$283,874	$189,489
Working capital	237,932	298,211	196,287
Total current assets	287,006	359,737	241,548
Total long-term assets	239,733	251,884	22,495
Total assets	526,739	611,621	264,043
Total current liabilities	49,074	61,526	45,261
Total long-term liabilities	175,000	175,000	—
Total stockholders’ equity	302,665	375,095	218,782
Book value per share	$2.47	$3.07	$2.04

(1)
The ratio of earnings to fixed charges is computed by dividing income before taxes and fixed charges by fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, plus the portion of rent expense under operating leases that we consider to be representative of the interest factor, plus amortization of debt issuance expenses. Earnings were insufficient to cover fixed charges for the six months ended August 31, 2002 and September 1, 2001 and the fiscal years ended March 2, 2002 and March 3, 2001 by approximately $69.2 million, $4.6 million, $27.5 million and $65.8 million, respectively.

See Section 16 for instructions on how you can obtain copies of our filings with the Securities and Exchange Commission, including our filings that contain our financial statements.

10.    Interests of directors and officers; Transactions and arrangements concerning the options

The directors and executive officers of Riverstone and their positions and offices as of October 15, 2002 are set forth in the following table:

Name	Positions And Offices Held
Romulus S. Perieira	President, Chief Executive Officer and Director
Robert Stanton	Executive Vice President of Finance and Chief Financial Officer
Suresh Gopalakrishnan	Executive Vice President of Engineering
John Kern	Executive Vice President of Worldwide Sales and Service
Piyush Patel	Director
Jorge A. del Calvo	Director
Christopher Paisley	Director

The address of each executive officer and director is: c/o Riverstone Networks, Inc., 5200 Great America Parkway, Santa Clara, California 95054.

The following table sets forth certain information as of October 10, 2002 as to shares of our common stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the common stock, (ii) each of the Company’s executive officers named under “Executive Compensation—Summary Compensation Table” in the Company’s Proxy Statement on Schedule 14A and filed with the SEC on June 21, 2002, (iii) each of the Company’s directors and (iv) all directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

Name of Beneficial Holder	Shares Beneficially Owned (1)	Right to Acquire Beneficial Ownership within 60 days of October 10, 2002	Percentage Beneficially Owned (1) (2)
Kern Capital Management, LLC (3)	14,266,010	—	11.6%
Romulus Pereira (4)	7,634	813,736	*
Robert Stanton (5)	2,000	316,352	*
Suresh Gopalakrishnan	—	277,457	*
John Kern	2,000	133,663	*
Piyush Patel	422,794	1,196,300	1.3%
Jorge A. del Calvo (6)	5,617	48,335	*
Christopher Paisley	2,102	45,000	*
All directors and executive officers as a group (7 persons)	442,147	2,830,843	2.7%

*	Less than 1%.
(1)
To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)
For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on October 10, 2002, shares which such person or group has the right to acquire within 60 days after October 10, 2002 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)
The amount shown and the following information is derived from Schedule 13G, dated July 10, 2002, filed jointly on behalf of Kern Capital Management LLC (“Kern Capital”), Robert E. Kern Jr. (“REK”) and David G. Kern (“DGK”). Each of Kern Capital, REK, and DGK is deemed to beneficially own all such 14,266,010 shares of common stock. Kern Capital has sole voting power over 13,966,810 of such shares and sole dispositive power over 14,266,010 such shares. Each of REK and DGK has shared voting power over 13,966,810 of such shares and shared dispositive power over 14,266,010 shares. REK and DGK are controlling members of Kern Capital. Kern Capital’s address is 114 West 47th Street, Suite 1926, New York, NY 10036.

(4)	The Pereira Family Limited Partnership, for which Mr. Pereira is the general partner, beneficially owns 7,634 shares and has the right to acquire 103,033 shares within 60 days of October 10, 2002.
(5)	Includes 2,000 shares held by Mr. Stanton’s spouse.
(6)	Includes 2,052 shares held as custodian for Mr. del Calvo’s children.

Some of our executive officers may make common stock purchases under our Employee Stock Purchase Plan, in the ordinary course pursuant to the terms of such plan. Except in connection with the Employee Stock Purchase Plan and as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Riverstone, or to our knowledge, by any executive officer, director, affiliate or subsidiary of Riverstone.

11.    Status of options acquired by us in the Offer; Accounting consequences of the Offer

Options previously issued under the Stock Option Plan which we acquire pursuant to the Offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of replacement options under the Stock Option Plan and for issuance upon the exercise of such replacement options. To the extent those shares are not fully reserved for issuance upon exercise of the replacement options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed. We will not issue any options except pursuant to the Stock Option Plan. Therefore, options that we acquire pursuant to the Offer previously issued under the Stock Option Plan will be cancelled and the shares of common stock subject to those options will not be returned to a pool of shares from which common stock would be issued upon the exercise of replacement options.

Other than with respect to any cash payment we make in connection with the Offer, we believe Riverstone will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because (a) we will not grant any replacement options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and (b) the exercise price per share of all replacement options will equal the fair market value of the common stock on the date we grant the replacement options.

If we were to grant any options to any electing option holder before the scheduled Replacement Grant Date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the option price of shares subject to the newly granted options is equal to or less than the option price of the option holder’s option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12.    Legal matters; Regulatory approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, exchange of options and issuance of replacement options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept options elected for exchange and to issue replacement options or cash payments for options elected for exchange is subject to conditions, including the conditions described in Section 6.

13.    Material federal income tax consequences

In General.    The following is a general summary of the material United States federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders and does not discuss the tax and social contribution consequences of participating in the Offer under the laws of state and local or foreign jurisdictions.

Exchange of Outstanding Option for Replacement Option.    We believe that the exchange of outstanding options for replacement options will be treated as a non-taxable exchange, and option holders who exchange outstanding options for replacement options will not be required to recognize income for United States federal income tax purposes at the time of the exchange. At the date of grant of the replacement options, the option holders will not be required to recognize additional income for United States federal income tax purposes. The grant of options is not recognized as taxable income.

You should not be subject to current United States federal income tax if you do not elect to exchange your incentive stock options for replacement options. In addition, based on the Internal Revenue Code and Treasury Regulations issued thereunder, we believe that your incentive stock options will maintain their status as incentive stock options if you do not accept the Offer. However, in an administrative ruling issued in 1991, the Internal Revenue Service concluded that an offer to exchange incentive stock options for replacement options constituted a “modification” of the incentive stock options, resulting in the deemed granting of replacement options and the potential for the incentive stock options to lose their status as such and thereafter be treated as nonstatutory stock options. This administrative ruling appears to be inconsistent with the Internal Revenue Code and applicable Treasury Regulations and it is unclear whether this administrative ruling continues to represent the position of the Internal Revenue Service. We recommend that you consult your own tax advisor with respect to whether the right to exchange your incentive stock options under this Offer constitutes a “modification” of your incentive stock options. If you do exchange your incentive stock options for a grant of new incentive stock options, your two-year holding period from the date of grant for realizing long-tem capital gain on a sale of stock purchased under an incentive stock option will begin upon the grant of the new replacement options.

United States Federal Income Tax Consequences of Nonstatutory Stock Options.    If you elect to exchange you options for replacement options, your replacement options will be nonstatutory stock options. Under current law, you will not realize taxable income upon the grant of a nonstatutory stock option. However, when you exercise the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.

The subsequent sale of the shares acquired pursuant to the exercise of a nonstatutory stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

Exchange of Outstanding Option for Cash Payment.    If you are eligible to receive a cash payment with respect to your outstanding option and you elect to receive the cash payment, the cash consideration paid to you will be taxed as ordinary compensation income in the year received. Such income is subject to withholding of income, FICA and Medicare taxes and other applicable employment taxes. To the extent that you recognize ordinary income, we would be generally entitled to a corresponding federal income tax deduction. Any applicable withholding taxes or charges on the cash payment will be paid to the appropriate tax authority or you, as required or permitted. Depending upon your personal tax situation, you may owe taxes on the cash payment above and beyond the amounts withheld. Any failure to timely remit the proper amount of taxes may result in tax penalties, which will be your responsibility to pay.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX AND SOCIAL CONTRIBUTION CONSEQUENCES OF PARTICIPATING IN THE OFFER UNDER THE LAWS OF THE JURISDICTION WHICH YOU LIVE AND WORK.

14.    Extension of Offer; Termination; Amendment

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral, written, or electronic notice of such extension to the option holders.

We also expressly reserve the right, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written, or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will return the options not accepted for exchange promptly after withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing the number of options eligible for exchange.

Amendments to the Offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Pacific Time, on the next business day after the Expiration Date. Any amendment of the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this Offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any such dissemination. If the Expiration Date is extended, the grant date of the replacement options will also be extended.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer. Except for a change in the exchange ratio, the price or a change in percentage of options sought, the amount of time by which we will extend the Offer following a material change in the term of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the Offer for a period of ten business days after the date of such notice:

(a)
(i) we increase or decrease the exchange ratio, (ii) we increase or decrease the amount of consideration offered for the options; (iii) we decrease the number of options eligible to be elected for exchange in the Offer; and

(b)  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first given.

15.    Fees and expenses

We will not pay fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.

16.    Additional information

This Offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this Offer and Election Form, you review the following materials, which we have filed with the SEC, before making a decision whether to elect to exchange your options:

(a)  our quarterly report on Form 10-Q for the quarter ended August 31, 2002, filed with the SEC on October 3, 2002;

(b)  our quarterly report on Form 10-Q for the quarter ended June 1, 2002, filed with the SEC on June 25, 2002;

(c)  our annual report on Form 10-K for our fiscal year ended March 2, 2002, filed with the SEC on May 31, 2002;

(d)  the description of our common stock included in our registration statement on Form 8-A, filed with the SEC on January 29, 2001; and

(e)  the description of our preferred stock purchase rights contained in our registration statement on Form 8-A, filed with the SEC on July 20, 2001.

You may read and copy any reports, statements or other information filed by Riverstone Networks, Inc. at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

We will also provide without charge to each person to whom a copy of this Offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Riverstone Networks, Inc.
Attention: Investor Relations
5200 Great America Parkway
Santa Clara, California 95054

or by telephoning us at (408) 878-6500 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, Monday through Friday.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document. The information contained in this Offer about Riverstone should be read together with the information contained in the documents to which we have referred you.

17.    Factors that you should consider when making your decision

In addition to the risks described under the caption “Factors that May Affect Future Results and Market Price of Our Stock” in our Form 10-K for our fiscal year ended March 2, 2002 and our Forms 10-Q for the periods ended June 1, 2002 and August 31, 2002, you should carefully consider the risks and uncertainties described below and the other information in this Offer to Exchange before deciding whether to participate in the Offer. Copies of these reports are available from up upon request and are available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

We may not be able to maintain our listing on The Nasdaq National Market and if we fail to do so, the price and liquidity of our common stock may decline.    The Nasdaq Stock Market has quantitative maintenance criteria for the continued listing of common stock on The Nasdaq National Market. The current requirement affecting us is maintaining a minimum closing bid price of $1.00 per share. On October 7, 2002, Nasdaq provided a notice indicating that, because the closing bid price of our common stock remained below $1.00 per share for 30 consecutive trading days, we are not in compliance with the minimum bid requirement, and we have been provided 90 calendar days to regain compliance. If, at any time within that 90-day period, the bid price of our common stock closes at $1.00 or more for a minimum of 10 consecutive trading days, Nasdaq will provide written notification that we comply with the minimum bid requirement. If compliance with the requirement cannot be demonstrated by the end of the 90-day period, Nasdaq will provide written notification that our common stock will be delisted from The Nasdaq National Market, at which time we may appeal Nasdaq’s determination. Also effective November 1, 2002, we will need to comply with The Nasdaq National Market’s revised quantitative maintenance criteria including a new minimum requirement of $10,000,000 in stockholders’ equity. There can be no assurance that we will be able to comply with the quantitative maintenance criteria or any of The Nasdaq National Market’s rules in the future.

If you are not employed by Riverstone or a subsidiary of Riverstone continuously until the Replacement Grant Date, you will not receive a replacement option or a cash payment.    If you are not an employee of either Riverstone or a subsidiary of Riverstone during the period from the date you elect to tender options through the date we grant the replacement options or make cash payments, you will not receive any replacement options or any cash payments in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for your tendered options if you are not an employee during the period from the date you elect to exchange the options through the date we grant the replacement options.

The value of our common stock fluctuates significantly, which could result in an exercise price for your replacement option that is the same or greater than your existing option.    Considering the ever-present risks associated with a volatile and unpredictable stock market, and in the technology and telecommunications equipment industries in particular, there is no guarantee that the market price on the Replacement Grant Date (and thus the exercise price of your replacement option) will be less than or equal to the exercise price of your existing option, or that your replacement option will increase in value over time.

If there is a change of control of Riverstone, you may not receive a replacement option or a cash payment.    If we are a party to a change of control transaction (e.g., a merger, acquisition or asset sale) before the replacement options are granted or cash payments are made, then you will not receive any replacement option grants or a cash payment, unless the successor company decides in its sole discretion to grant you some or all of those replacement options or to make part or all of the cash payment. If the successor company decides not to grant you some or all of those replacement options or make part or all of the cash payment, you will not be entitled to the replacement options or the cash payments. Any rights that you may have otherwise been entitled to under the change in control provisions of the Stock Option Plan, your option agreement or otherwise had you not elected to accept the Offer will not be available to you with respect to the cancelled option.

If you have incentive stock options, the replacement option will be subject to different tax treatment.    If you elect to exchange you options for replacement options, your replacement options will be nonstatutory stock options. Under current United States law, you will not realize taxable income upon the grant of a nonstatutory stock option. However, when you exercise the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.

In the United States, the subsequent sale of the shares acquired pursuant to the exercise of a nonstatutory stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

18.    Forward-Looking Statements; Miscellaneous

This Offer and our SEC reports referred to above contain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. When used in this Offer, the words “expect,” “anticipate,” “estimate,” “plan,” “believe,” “intend,” “will” and similar expressions are intended to identify forward-looking statements. All statements by us regarding the objectives and contemplated benefits of the Offer, our expected future financial position and operating results, our business strategy and strategic operational alternatives, the adequacy and use of capital resources and expected capital requirements, trends relating to our products and the markets in which we operate and similar matters are forward-looking statements. Our actual results may differ materially from those discussed in these statements. Factors that may contribute to such differences include, but are not limited to, our ability to successfully bring future products to market, gain market share and compete against established companies in our market, the impact of alternative technological advances and competitive products, our ability to develop and maintain strategic relationships, as well as those discussed in documents we file from time to time with the SEC, including our Form 10-K for our fiscal year ended March 2, 2002 and our Forms 10-Q for the periods ended June 1, 2002 and August 31, 2002, each incorporated herein by reference, and in particular in the sections therein entitled “Factors that May Affect Future Results and Market Price of Our Stock.” These forward-looking statements speak only as of the date hereof. We undertake no obligation to update or revise publicly forward-looking statements, whether as a result of new information, future events or otherwise.

We are not aware of any jurisdiction where the making of the Offer violates applicable law. If we become aware of any jurisdiction where the making of the Offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document or in the accompanying election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. The decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation.

Riverstone Networks, Inc.	October 15, 2002

Attachment: Election/Rejection/Change In Election Form

Riverstone Networks, Inc.
Election Form To Exchange Options

Instructions:

1.    Print this form, complete it, sign it, and fax it to (408) 878-6783 or deliver it by way of hand delivery or overnight courier to Bobbi Miller, Stock Administrator, Riverstone Networks, Inc., 5200 Great America Parkway, Santa Clara, California 94054 as soon as possible, but in any event, before 5:00 p.m., Pacific Time, on November 14, 2002. If Riverstone receives this form later than 5:00 p.m., Pacific Time, on November 14, 2002, your offer or rejection will not be timely and your offer or rejection will not be accepted by Riverstone, even if you sent the form prior to that time.

2.    Ensure that you receive confirmation of receipt from stock administration within three business days. Note that employees who return forms after November 8, 2002 may not receive timely confirmation.

Name of Optionee:	_________________________________________
Country Where Employed:	_________________________________________
Employee Number:	_________________________________________

I have received the “Offer to Exchange All Outstanding Options to Purchase Common Stock” including the Summary Term Sheet containing questions and answers about this Offer. I understand that I may tender any options, but that if I tender any options, I must tender all options that were granted to me within six months prior to October 15, 2002 (the initial date of the Offer), regardless of the exercise price per share underlying such options, and all options with an exercise price per share greater than or equal to $5.00. In return, Riverstone will grant me a number of replacement options described below on the date of the first meeting of the compensation committee of the Riverstone board of directors held as soon as practicable after six months and one day following the date Riverstone cancels the options accepted for exchange, which is currently anticipated to be on or around May 21, 2003 (the “Replacement Grant Date”), provided that I am still employed by Riverstone or its subsidiaries on that date.

•
If the exercise price per share under my option is less than $2.50, the number of shares of common stock subject to the replacement option granted to me will be determined by using a 1-for-1 exchange ratio (that is, one replacement option share for one tendered option share).

•
If the exercise price per share under my option is greater than or equal to $2.50 but less than $5.00, the number of shares of common stock subject to the replacement option granted to me will be determined by using a 1-for-1.5 exchange ratio (that is, one replacement option share for one and one-half tendered option shares).

•
If the exercise price per share under my option is greater than or equal to $5.00 but less than $7.50, the number of shares of common stock subject to the replacement option granted to me will be determined by using a 1-for-2 exchange ratio (that is, one replacement option share for two tendered option shares).

•
If the exercise price per share under my option is greater than or equal to $7.50 but less than $10.00, the number of shares of common stock subject to the replacement option granted to me will be determined by using a 1-for-3 exchange ratio (that is, one replacement option share for three tendered option shares).

•
If the exercise price per share under my option is greater than or equal to $10.00, the number of shares of common stock subject to the replacement option granted to me will be determined by using a 1-for-4 exchange ratio (that is, one replacement option share for four tendered option shares).

I understand that no fractional shares will be subject to the replacement options and any fractional amounts resulting from the applicable exchange ratio will be rounded down to the nearest whole share. I also understand that if there is a change in our capitalization such as a stock split, reverse stock split, stock dividend or other similar event prior to the Replacement Grant Date, which results in an increase or decrease in the number of issued and outstanding shares without receipt of consideration by Riverstone, an appropriate adjustment will be made to the number of shares subject to each replacement option.

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Alternatively, if I hold an option with an exercise price per share greater than or equal to $10.00, I may elect to receive a cash payment equal to $0.50 multiplied by  1/4 of the aggregate number of shares underlying such option (rounded down to the nearest whole share), less any applicable withholding taxes or charges. The cash payment will be made to me in the first payroll period immediately following the Replacement Grant Date, provided that I am still employed by Riverstone on that date. By placing an “X” in the box below entitled “Cash Option,” I hereby elect to receive the foregoing cash payment rather than a replacement option.

The exercise price per share of the replacement options will be the fair market value on the Replacement Grant Date, which is generally equal to the last reported sale price per share of Riverstone’s common stock on the Nasdaq National Market on the Replacement Grant Date, unless shares of Riverstone’s common stock are no longer listed on the Nasdaq National Market, in which case the fair market value will be determined by the compensation committee of Riverstone’s board of directors. There will be no change in the vesting schedule of the replacement options. The replacement options will be blacked out for three business days following the Replacement Grant Date during which period they may not be exercised. The replacement options will be nonstatutory stock options.

Except for the exercise price, three day black out period, number of underlying shares (if I am exchanging based on anything other than a 1-for-1 exchange ratio) and status as nonstatutory stock option (if my tendered option was an incentive stock option), all of the terms of the replacement options will be substantially the same as the terms of the options previously issued under the Riverstone Networks, Inc. 2000 Equity Incentive Plan (Amended and Restated) (the “Stock Option Plan”).

I also understand that I will not be eligible to receive any other options including any applicable performance option grants until the Replacement Grant Date.

I understand that if the company were to be acquired after my options have been accepted and cancelled but prior to the grant date of the replacement options or payment of the cash payment, I will receive my replacement option grants or cash payment only if the successor company decides in its sole discretion to grant me some or all of those replacement options or make the cash payment. In the event the successor company decides not to grant me the replacement options or make the cash payment, I understand that any rights that I may have otherwise been entitled to under the Stock Option Plan or my option agreement or otherwise had I not elected to accept the Offer will not be available to me with respect to the cancelled option.

I recognize that, under certain circumstances set forth in the Offer to Exchange, Riverstone may terminate or amend the Offer and postpone its acceptance and cancellation of any options elected for exchange. In the event of a termination, I understand that the options delivered herewith but not accepted for exchange will be returned to me.

I have reviewed the list of my options Riverstone made available to me. Unless I have elected to reject the Offer by checking the box in Item C below, I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on the date Riverstone accepts my options for exchange. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date Riverstone accepts my options for exchange.

I hereby make the following election(s) with regard to my option grants:

A.    Tender of all options

[_] I hereby elect to tender ALL of my outstanding options.

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B.    Partial tender of options

[_] I hereby elect to tender the following outstanding options. I understand that I am required to tender all options granted to me within six months prior to October 15, 2002 (the initial date of the offer), regardless of the exercise price per share underlying such options, and all options with an exercise price per share greater than or equal to $5.00. (Please Check Only Those Options That You Want To Tender, Including The Cash Option Box If You Are Eligible And Wish To Receive The Cash Payment):

Tender Election	Option Number	Option Date	Plan/Type	Shares	Price	Outstanding	Cash Option
[_]
[_]
[_]
[_]
[_]

C.    Rejection of the Offer

[_] I hereby reject the Offer.

D.    Change in election from accept to reject

[_] I previously signed and returned the Election Form, in which I elected to accept the Offer. I now wish to change that election and reject the Offer.

E.    Change in election from reject to accept

[_] I previously signed and returned the Election Form, in which I elected to reject the Offer. I now wish to change that election and accept the Offer. I understand that I must complete Item A or Item B above to accept the Offer.

F.    Amendment of election

[_] I previously signed and returned the Election Form, in which I elected to accept the Offer. I now wish to change that election as described in Item B above.

Signature:                                                                                                   Date:

Print Full Name:                                                                                        Time:

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